SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2002

REPUBLIC BANCSHARES OF TEXAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-33201	76-0691991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6809 FM 1960 West Houston, Texas		77069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 315-1100

Item 5.    Other Events

On December 19, 2002, Republic Bancshares of Texas, Inc. (the “Company”) completed the private placement of 8,000 floating rate capital securities (the “Capital Securities”) with an aggregate liquidation value of $8,000,000 through its newly formed Delaware statutory business trust, Republic Bancshares Capital Trust I (the “Trust”). The Trust invested the proceeds from the sale of the Capital Securities, together with the proceeds from the sale by the Trust of its common securities to the Company, in an equivalent amount of the Company’s Floating Rate Junior Subordinated Debt Securities due 2033 (the “Debentures”). The Debentures will mature on January 7, 2033, which date may be shortened to a date not earlier than January 7, 2008 if certain conditions are met, including the prior approval of the Federal Reserve and any other required regulatory approvals. The Debentures, which are the only assets of the Trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the Indenture dated December 19, 2002) of the Company. The Debentures accrue interest at a floating rate equal to the three-month LIBOR plus 3.35%, payable quarterly on January 7, April 7, July 7 and October 7 of each year; provided that the rate may not exceed 12.5% through January 7, 2008. The quarterly distributions on the Capital Securities are paid at the same rate that interest is paid on the Debentures.

The Company has fully and unconditionally guaranteed the payment by the Trust of distributions and other amounts under the Capital Securities to the extent that the Trust has funds available for such payments. The Trust must redeem the Capital Securities when the Debentures are paid at maturity or upon any earlier prepayment of the Debentures. The Debentures may be prepaid if certain events occur, including a change in the tax status or regulatory capital treatment of the Capital Securities or a change in existing laws that requires the Trust to register as an investment company. Under the provisions of the Debentures, the Company has the right to defer payment of interest on the Debentures at any time, or from time to time, for up to twenty consecutive quarterly periods. If interest payments on the Debentures are deferred, the distributions on the Capital Securities will also be deferred.

For financial reporting purposes, the Trust is treated as a subsidiary of the Company and consolidated in the corporate financial statements. The Company received net proceeds of $7.76 million, which it intends to use for the general corporate purposes, including providing capital to its subsidiary bank, Republic National Bank.

Item 7.    Financial Statements and Exhibits.

Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC BANCSHARES OF TEXAS, INC.

By:	/s/ C. P. Bryan
C. P. Bryan President and Chief Executive Officer

Dated: January 8, 2003

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